PURCHASE AND SALE AGREEMENT
FOR OIL & GAS PROPERTIES AND
RELATED ASSETS

This Agreement is effective as of November 14, 2011 by and between Paxton Energy, Inc., a Nevada corporation (“Buyer”), and Black Cat Exploration & Production, LLC, a Texas limited liability company (“Seller”).

Seller and Buyer are entering into this Purchase and Sale Agreement (the “Agreement”), as evidence of Seller’s agreement to sell and Buyer’s agreement to buy the properties described in and subject to this Agreement.

In consideration of the mutual covenants, conditions and considerations provided below, Buyer and Seller agree as follows:

1.      The Properties.  Seller shall assign and convey to Buyer all of Seller’s interest in and to the following, all of which are collectively referred to in this Agreement as the “Properties”:

a.      All right, title, and interests of Seller (of whatever kind or character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas, and other minerals in and under and that may be produced from the lands described in Exhibits “A” and “B,” including, without limitation, interests in oil, gas, and/or mineral leases covering any part of the lands, overriding royalty interests, production payments, and net profits interests in any part of the lands or leases, fee royalty interests, fee mineral interests, and other interests in oil, gas, and other minerals in any part of the lands, whether the lands are described in any of the descriptions set out in Exhibits “A” and “B”;

b.      All right, title, and interests of Seller in all presently existing and valid oil, gas and/or mineral unitization, pooling, and/or communitization agreements, declarations, and/or orders and the properties covered or included in the unit, including, without limitation, units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, voluntary unitization agreements, designations, and/or declarations, and any “working interest unit” (created under operating agreements or otherwise) that relate to any of the Properties described in subparagraph a above;

c.      All right, title, and interests of Seller in all presently existing and valid production sales (and sales related) contracts, operating agreements, and other agreements and contracts that relate to any of the Properties described in subparagraphs a and b above, or which relate to the exploration, development, operation, or maintenance of the Properties or the treatment, storage, transportation, or marketing of production from or allocated to the Properties; and,

d.      All rights, title and interests of Seller in and to all materials, supplies, machinery, equipment, improvements, and other personal property and fixtures relating to the Properties (including, without limitation, all wells, wellhead equipment, pumping units, flow lines, tanks, buildings, injection facilities, salt water disposal facilities, compression facilities, gathering systems, and other equipment), all easements, rights-of-way, surface leases, and other surface rights, all permits and licenses, and all other appurtenances, used or held for use in connection with or related to the exploration, operation, development, or maintenance of the Properties and/or the leases, wells, and other interests being acquired.

e.      All right, title, and interests of Seller in and to any general intangibles, contract rights, books and records, files, computer software, documents, and other information arising from or related to the Properties and assets being acquired.

2.      Purchase Price. Buyer shall pay to Seller at the Closing the agreed sum of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000), as follows:

a.      To an account to be designated by Seller, in cash or immediately available funds, the sum of Two Hundred Fifty Thousand Dollars ($250,000); and

b.
A note in the amount of $1,000,000 dollars payable in monthly installments of  Two Hundred Fifty Thousand Dollars $250,000 every 30 days from the closing, interest of 8% per annum on the balance and payable monthly; and

b.      The balance of the Purchase Price shall be evidenced by and paid through the issuance at the Closing of a total of Forty-Five Million (45,000,000) shares of common stock of Buyer, par value $0.001 per share, without registration or rights thereto and therefore restricted from resale under applicable securities laws (the “Shares”).

Seller shall sign, as a condition to the issuance of the Shares, an investment representation letter in the standard form used and prepared Buyer’s securities counsel.  The Shares shall contain the standard restricted shares legend as required by securities counsel for Buyer.

3.      Closing.  The sale and purchase of the Properties (the “Closing”) shall be on or before December 15 , 2011, at 220 Montgomery Street #1094, San Francisco, CA 94104, or such other place as Buyer and Seller shall mutually agree.

At the Closing,   Seller shall deliver to Buyer:

a.      Assignments to Buyer, in recordable form, of each and all of the Properties referred to in Paragraph 1 above and all rights related thereto, including, without limitation, the leases and interests described in Exhibit “A” and Exhibit “B” attached hereto and the leases and interests commonly known as I-1 well in Block 818-L Gulf of Mexico and the producing assets of Seller in Michigan;

b.      Assignments to Buyer of each of the: (i) contract rights and agreements referred to in Paragraph 1; and (iii) the personal property, fixtures, general intangibles and other property referred to in Paragraph 1;

c.      Bills and Sale with Warranty of Title and Assignments to Buyer of all of the personal property, materials, supplies, machinery, and equipment referred to in Paragraph 1;

d.      Possession of all of the Properties and the assets and interests being sold and acquired hereunder;

e.      All of the policies of insurance of Seller covering the Properties and the assets and interests being sold and acquired hereunder;

f.      Notification to the buyers of Sellers’s gas and oil that Buyer acquired the interests of Seller and that all checks from the operations of the Properties, as provided in Paragraph 4 below, should be paid to Buyer at an address to be provided at the Closing;

g.      An investment representation letter in the standard form used by Buyer’s securities counsel, a copy of which shall be provided Seller prior to the Closing, properly executed by the party  or parties to be issued shares of common stock of Paxton, as described in Paragraph 2;

h.      Certified copies of the resolutions of Seller or other evidence authorizing and approving the execution and consummation of this Agreement by and on behalf of Seller;

i.      A copy of the Employment Agreement executed by Anthony Mason and acceptance of the appointment of Anthony Mason as a director of Buyer, as described in Paragraph 12 below; and

i.      Such other documents as counsel for Buyer may reasonably request to consummate this transaction in accordance with industry practices or as required under applicable securities and other laws.

At the Closing, Buyer shall deliver to Seller:

1.      Cash in the amount set forth in Paragraph 2 a, which shall be wired per instructions to be provided by Seller as soon as practical at or immediately following the Closing;

2.      Certificates for the shares of common stock of Buyer to be issued and delivered to Seller under Paragraph 2 b;

3.      An Employment Agreement between Buyer and Anthony Mason on the terms described in Paragraph 12 below;

4.      Certified copies of the resolutions of the board of directors of Buyer authorizing and approving the execution and consummation of this Agreement by and on behalf of Buyer and electing Anthony Mason as a member of the Board of Directors, as described in Paragraph 12 below;

5.      Such other documents as counsel for Seller may reasonably request to consummate this transaction in accordance with industry practices or as required under applicable securities and other laws.

4.      Conveyance Effective Date, Proration of Production Expenses.  The conveyance by Seller shall be effective as of 10:00 a.m. local time, where the Properties are located, on December 15. 2011 or such other time and date as may be agreed upon by the parties (the “Effective Date”).   All production from the Properties and all proceeds from the sale of production prior to the Effective Date shall be the property of Seller.  Seller shall be responsible for payment of all expenses attributable to the Properties prior to the Effective Date.  Buyer shall be responsible for payment of all expenses attributable to the Properties after the Effective Date.

5.      Taxes.  Seller shall be responsible for all taxes relating to the Properties prior to the Effective Date.  Buyer shall be responsible for all taxes (exclusive of federal, state or local income taxes due by Seller) relating to the Property from and after the Effective Date.

6.      Indemnity.

a.      Seller shall indemnify and hold Buyer, its directors, officers, employees, and agents harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Seller’s ownership of the Properties, for all periods prior to the Effective Date.  Seller shall remain responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests and any retroactive payments, refunds, or penalties to any party or entity, insofar as any claims relate to periods of time prior to the Effective Date.  Seller shall promptly notify Buyer of any claims, judgments, suits, demands or liens of any kind or character (hereafter “Prior Claims”) that relate to the Property and any activities thereon prior to the Effective Date and shall take immediate actions to discharge all Prior Claims.

b.      Buyer shall indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or resulting from Buyer’s ownership of the Properties for periods from and after the Effective Date. Buyer shall be responsible for all claims relating to the drilling, operating, production, and sale of hydrocarbons from the Properties and the proper accounting and payment to parties for their interests, and any retroactive payments, refunds, or penalties to any party or entity as such claims relate to periods from and after the Effective Date.

c.      Buyer and Seller shall have the right to participate in the defense of any suit in which one of them may be a party without relieving the other party of the obligation to defend the suit.

7.      Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows:

a.  Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas.  Seller is qualified to do business in and is in good standing under the laws of the State of Louisiana and the State of Michigan, and wherever any of the Properties are located.

b.      Seller has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not:  (a) violate, conflict with, or require the consent of any person or entity under any provision of Seller’s Operating Agreement or other governing documents; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice or both would constitute a default) or require any consent, authorization, or approval under any agreement or instrument to which Seller is a party or to which any of the Properties or Seller is bound, except as disclosed in Exhibits “A” and “B”; (c) violate any provision of or require any consent, authorization, or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule, or regulation applicable to Seller; or, (d) result in the creation of any lien, charge, or encumbrance on any of the Properties.

c.      The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite action on the part of Seller.

d.  This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statues, equitable principles, or other similar laws affecting the rights of creditors generally (“Equitable Limitations”).  At Closing, all documents and instruments required to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid, enforceable, and binding obligations of Seller, except as enforceability may be limited by Equitable Limitations.

e.      Seller has Marketable Title to the Properties.  For the purposes of this Agreement, “Marketable Title” means such title will enable Buyer, as Seller’s successor in title, to receive from each of the Properties at least the “Net Revenue Interest” being 10.35% for the Well identified on Exhibit “A” and 2% overriding royalty interest in 14,400 acres described in Exhibit “A”  associated with each of the Properties, without reduction, suspension, or termination throughout the productive life of the Wells, except for any reduction, suspension, or termination: (a) caused by Buyer, any of its affiliates successors in title or assigns; (b) caused by orders of the appropriate regulatory agency having jurisdiction over any of the Properties that are promulgated after the Effective Date and that concern pooling, unitization, communitization, or spacing matters affecting any of the Properties; or, (c) otherwise set out in Exhibit “A.”  “Marketable Title” also means title as will obligate Buyer, as Seller's successor in title, to bear no greater “Working Interest” than the Working Interest for each of the Wells identified on Exhibit "A" as being associated with each of the Properties, without increase throughout the productive life of the Wells, except for any increase: (a) caused by Buyer, any of its affiliates, successors in title or assigns; (b) that also results in the Net Revenue Interest associated with the Well being proportionately increased; (c) caused by contribution requirements provided for under the pertinent provisions of or similar to those contained in the A.A.P.L. Form 610 Model Form Operating Agreement; (d) caused by orders of the appropriate regulatory agency having jurisdiction over any of the Properties that are promulgated after the Effective Date and that concern pooling, unitization, communitization, or spacing matters affecting a particular property with the Properties; or, (e) otherwise set forth in Exhibit A.”  “Marketable Title” also means the Properties are free and clear of all encumbrances, liens, claims, easements, rights, agreements, instruments, obligations, burdens, or defects (collectively the “Liens”), except for Permitted Encumbrances.

f.      For the purposes of this Agreement, “Permitted Encumbrances” means:  (a) liens for taxes not yet delinquent; (b) lessor’s royalties, overriding royalties,  reversionary interests, and similar burdens, if any, that do not operate to reduce the Net Revenue Interest of Seller in any of the Properties to less than the amount set forth on Exhibit “A”; (c) the consents and rights described in Exhibit “A” insofar as such contracts and agreements do not operate to increase the Working Interest of Seller or decrease the Net Revenue Interest of Seller, as set forth on Exhibit “A,” for any of the Properties.  Seller has good and defensible title, subject to the Permitted Encumbrances, to all of the Properties.

g.      Exhibits “A” and “B” contain a complete list of all contracts, agreements, undertakings (whether written or oral), and instruments that are not described in any other Exhibit to this Agreement that constitute a part of the Properties or by which the Properties are bound or subject.

h.      No claim, demand, filing, cause of action, administrative proceeding, lawsuit, or other litigation is pending, or to the best knowledge of Seller, threatened, that could now or later adversely affect the ownership or operation of any of the Properties, other than proceedings relating to the industry generally and to which Seller is not a named party.  No written or oral notice from any governmental agency or any other person has been received by Seller:  (a) claiming any violation or repudiation of all or any part of the Properties or any violation of any law or any environmental, conservation or other ordinance, code, rule or regulation; or, (b) require or calling attention to the need for any work, repairs, construction, alterations, or installations on or in connection with the Properties, with which Seller has not complied.

i.      There are no known approvals required to be obtained by Seller for the assignment of the Properties to Buyer and all preferential purchase rights that affect the Properties.

j.      The Properties have been operated in compliance with the provision and requirements of the applicable oil and gas leases, and all laws, orders, regulations, rules, and ordinances issued or promulgated by all governmental authorities having jurisdiction with respect to the Properties.  All necessary governmental certificates, consents, permits, licenses, or other authorizations with regard to the ownership or operation of the Properties have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations.  None of the documents and materials filed with or furnished to any governmental authority with respect to the Properties contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statement not misleading.

k.      Each of the contracts, agreements, and other obligations of Seller relating to the Properties is in full force and effect.  Neither Seller nor, to the knowledge of Seller, any other party to such contracts is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default with respect to any of the obligations thereunder to the extent that any breaches or defaults have an adverse impact on any of the Properties.  Neither Seller nor, to the knowledge of Seller, any other party to such contracts has given or threatened to give notice of any default under or inquiry into any possible default under or action to alter, terminate, rescind, or procure a judicial reformation of any contract or agreement.  Seller does not anticipate any other party to any such contract will be in breach of or default under or repudiate any of its obligations to the extent such breach or default will have an adverse impact on any of the Properties.

l.  All rentals, royalties, excess royalty, overriding royalty interests, and other payments due under or with respect to the Properties have been properly and timely paid.  All ad valorem, property, production, severance, and other taxes based on or measured by the ownership of the Properties or the production from the Properties have been properly and timely paid. All proceeds from the sale of production are being properly and timely paid to Seller by the purchasers of production, without suspense.

m.  The prices being received for production do not violate any contract, law or regulation.

n.      Where applicable, all of the wells and production from the wells have been properly classified under appropriate governmental regulations.

o.  No gas regulatory matters are in place regarding the Properties at this time due to the fact that they are not producing gas at this time.

p.      None of the purchasers under any production sales contracts are entitled to “makeup” or otherwise receive deliveries of oil or gas at any time after the Effective Date without paying, at such time, the full contract price for oil or gas.  No person is entitled to receive any portion of the interest of Seller in any oil or gas, or to receive cash or other payments to “balance” any disproportionate allocation of oil or gas under any operating agreement, gas balancing and storage agreement, gas processing or dehydration agreement, or other similar agreements.

q.      Since November 1, 2011,the Properties, viewed as a whole, have not experienced any material reduction in the rate of production, other than changes in the ordinary course of operations, changes that result from depletion in the ordinary course of operations, and changes that result from variances in markets for oil and gas production.  None of the Properties have suffered any material destruction, damage or loss.

r.      There are no wells located on the Properties that:  (a) Seller is currently obligated by law or contract to plug and abandon; (b) Seller will not be obligated by law or contract to plug or abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities; (c) are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Properties; or, (d) to the best knowledge of Seller, have been plugged and abandoned, but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

s.      The equipment constituting a part of the Properties is sold in an “as is”  “where is” condition.

t.      No representation or warranty by Seller in this Agreement or any agreement or document delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading.  There is no fact known to Seller that materially and adversely affects, or may materially and adversely affect the operation, prospects or condition of any portion of the Properties that has not been identified in this Agreement.

8.      Representations by Buyer.  Buyer represents to Seller that the following statements are true and correct:

a.      Buyer is a Nevada corporation duly organized, in good standing, and is now, or at the Closing will be, qualified to carry on its business in each state in which the Properties are located, and has the power and authority to carry on its business as presently conducted, to own and hold the Properties, and to perform all obligations required by this Agreement.

b.      Pursuant to its Bylaws and Certificate of Incorporation, Buyer has the power and authority to acquire, own, and hold the Properties and to perform the obligations required by this Agreement.

c.      The shares of common stock of Buyer issuable and deliverable to Seller pursuant to this Agreement, when issued and delivered to Seller as herein provided, will be validly issued and outstanding shares of common stock of Seller, fully-paid and non-assessable, and will be free of any liens or encumbrances caused or created by Seller; however the shares shall be subject to restrictions on transfer under state or federal securities laws and as set forth in this Agreement or otherwise required at the time a transfer is proposed.

d.       The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite action on the part of Buyer.

e.  This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statues, equitable principles, or other similar laws affecting the rights of creditors generally (“Equitable Limitations”).  At Closing, all documents and instruments required to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid, enforceable, and binding obligations of Buyer, except as enforceability may be limited by Equitable Limitations.

f.      The execution, delivery, and performance of this Agreement and compliance with this Agreement by Buyer does not conflict with, or result in a breach or violation of the terms, conditions, or provisions of, or constitute a default under Buyer’s Articles of Incorporation, as amended and restated, its Bylaws, as amended and restated, or any agreement by which Paxton is bound.

g.      No representation or warranty by Buyer in this Agreement or any agreement or document delivered by Buyer pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in any representation or warranty, in light of the circumstances under which it was made, not misleading.

9.      Title and Other Examinations and Curative.  Prior to and pending Closing, Buyer shall examine title to and an engineering analysis of the Properties at its own expense.  In the event either the status of title to or the engineering analysis of any of the Properties is not satisfactory, in Buyer’s sole judgment and discretion, or if the Properties are otherwise not as represented to Buyer, Buyer may, at its option for any or for no reason, either terminate this Agreement at any time on or before Closing, or reduce the Purchase Price by an amount agreeable to both parties.

10.         Conditions.  The consummation of the sale and purchase contemplated by this Agreement will be subject to the following conditions:

a.      The representations and warranties by Seller set forth in Section 7 shall be true and correct in all material respects as of the date when made and as of the Closing.

b.      There shall have been no material adverse change in the condition of the Properties except depletion through normal production within authorized allowables and rates of production, depreciation of equipment through ordinary wear and tear, and other transactions permitted under this Agreement or approved in writing by Buyer between the date of this Agreement and Closing.

c.      All requirements made by Buyer with regard to title to the Properties and the engineering analysis of the Properties shall have been fully satisfied or waived by Buyer.

d.      All consents, approvals and authorizations of assignments, and waivers of preferential rights to purchase required by Buyer shall have been submitted to and approved by Buyer.

e.      Seller and Buyer understand and agree that if: (1) title to any of the Properties is not satisfactory to Buyer; (2)  Seller's actual interests in any of the Properties is different from that as represented by Seller and the difference causes a diminution in Seller's net revenue interest of more than 5% of that which Seller represents to own; (3) contracts, claims or litigation to which Buyer takes exception are material; or, (4) Seller fails to comply with any of the conditions set forth in this Agreement; Buyer may, at its option, either terminate this Agreement at any time on or before Closing, or reduce the Purchase Price by an amount agreeable to both parties.  However, any reduction in Seller's net revenue interests below that which is represented in Exhibit "A" shall result in an automatic reduction in the Purchase Price commensurate with the reduction in such net revenue interest.

f.      The parties shall have performed or complied with all agreements and covenants required by this Agreement of which performance or compliance is required prior to or at Closing.

g.      All legal matters in connection with and the consummation of the transactions contemplated by this Agreement shall be approved by counsel for Buyer and there shall have been furnished by Seller such records and information as Buyer’s counsel may reasonably request for that purpose.

11.       Transfer, Documentary Taxes, and Commission, Brokerage Fees.  Seller shall pay and bear all documentary or transfer taxes resulting from this transaction.  Buyer shall be responsible to pay its costs and expenses incurred by Buyer in connection with the transaction contemplated under this Agreement, including any commission or brokerage fees incurred by Buyer and payable to National Securities Corporation.  Seller shall be responsible for and pay all of the costs and expenses incurred by Seller in connection with the transaction contemplated under this Agreement and shall indemnify and hold Buyer harmless from any claims of brokers or finders acting, or claiming to be have acted, on behalf of Seller.

12.       Additional Requirements at the Closing.   Effective from and after the Closing, Buyer and Anthony Mason will enter into an Employment Agreement wherein Anthony Mason (“Employee”) will be employed on a full time basis as the President and Chief Executive Officer of Buyer.  The Employment Agreement shall be on the standard form used by Buyer for other members of management and shall contain the following terms:

a.      The term shall be three years with a right to terminate earlier upon the payment of a one-year break-up fee;

b.      The salary shall be $25,000 per month, escalating to $35,000 per month on achieving 2,000 BOEPD and $45,000 per month on achieving 4,000 BOEPD ;

c.      As soon as practical following Closing, Buyer will provide Employee medical and dental insurance available through the professional employer organization (“POE”) used by Buyer;

d.      Employee will be granted options to purchase up to 3,000,000 shares of common stock of Buyer under the terms of Buyer’s Amended and Restated 2010 Incentive Stock Option Plan with vesting under the standard employee basis at a price determined by the Compensation Committee of the Board or by the Board of Directors no earlier than ten days prior to the Closing;

e.      Employee shall be elected to serve on the Board of Directors for the term and in the manner set forth in the Bylaws of Buyer.

13.       Buyer Financing.  Seller acknowledges that Buyer will be financing a portion of the Purchase Price (the “Buyer Financing”) and as part of the collateral for the Buyer Financing, Buyer will be required to grant a security interest in and to the Properties to be conveyed pursuant to this Agreement.  Seller agrees to cooperate with Buyer’s Buyer Financing efforts and to execute any documents required by Buyer’s lender to effect and grant the security interest in and to the Properties in favor of Buyer’s lender as security for the Buyer Financing.

14.       Further Assurances, Intent.  It is Seller’s intent to convey to Buyer all of Seller’s interests, legal, beneficial, or equitable in the Properties.  Seller agrees to execute and deliver to Buyer all instruments, conveyances, and other documents and to do such other acts not inconsistent with this Agreement as may be necessary or advisable to carry out Seller’s intent.

15.       Disclosure.  Seller acknowledges that Buyer may be required by law to disclose the execution of this Agreement in a Form 8-K filing with the Securities and Exchange Commission and may make a public announcement concerning this Agreement, the transaction contemplated herein, or any other matters relating to the proposed acquisition.   Seller consents to Paxton’s making such disclosures consistent with the terms of this Agreement.
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16.       Notices.  All notices and other communications required or permitted by this Agreement or by law to be served on or given to a party hereto by the other party shall be deemed given: (i) when personally delivered; (ii) one (1) business day after timely delivery to Federal Express, United Parcel Service, or other nationally recognized courier for overnight delivery, charges prepaid; or (iii) if a fax number or email address is set forth herein, upon written confirmation by the fax machine or the computer of the party sending the notice that the notice has been transmitted successfully to the receiving party’s fax machine or email account, in each case addressed, faxed , or emailed to the addressee at the address, fax number, or email address set forth hereafter.  Either party may change its addressee, address, fax number, or email address for notice purposes by a notice given in accordance with this Agreement.

Seller:	Black Cat Exploration & Production, LLC
Attn: Anthony J. Mason
2727 Revere Street Suite #2009
Houston, Texas, 77019

email to: nymason@blackcatexp.com

Buyer:	Paxton Energy, Inc.
	For delivery:	295 Highway 50, Suite 2
Lake Village Professional Building
Stateline NV 89449

	For U.S. mail:	P.O. Box 1148
Zephyr Cove, NV89448-1148

With a copy to: Paxton Energy, Inc.
Attn: J Burden
275 Battery St Ste 2600
San Francisco CA 94111-3356

email to: chasv@paxenergyinc.com

with a copy to: jimb@paxenergyinc.com

17.       Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors and assigns.  However, no assignment by any party shall relieve any party of any duties or obligations under this Agreement.

18.       Complete Agreement.  This Agreement constitutes the complete agreement between the parties regarding the purchase and sale of the Properties.  Where applicable, all of the terms of this Agreement shall survive the Closing.

19.       Survival.  All representatives and warranties in this Agreement shall be deemed conditions to the Closing. The paragraphs of this agreement pertaining to the indemnification and hold harmless provisions contained in Section 6, shall survive the closing of this agreement.

20.       Termination.  Should either party terminate this Agreement pursuant to a right granted in this Agreement to do so, the termination shall be without liability to the other party, and the non-terminating party shall have no liability to the terminating party.

21.       Governing Law.   This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to contracts made in such state without regard to conflicts of law doctrines; however to the extent applicable, matters with respect to the Properties and the leases, wells, and contract rights being acquired shall be governed and construed in accordance with laws of the state in which such assets are located.

22.       Severability.  If any term, provision, covenant, or condition of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

23.       Corporate Obligations.  The obligations of Buyer are acknowledged to be solely corporate obligations, and no officer, director, employee, agent, representative, or controlling person of any such entity shall be subject to any personal liability to any person or other party, nor will any such claim be asserted by or on behalf of either party or affiliates of such party.

24.       Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or breach hereof, including, without limitation, claims against either party, affiliates, employees, officers or directors shall be resolved and determined exclusively under the mandatory mediation and arbitration procedures described in this paragraph.  The parties first shall be obligated to pursue good faith efforts to resolve the matter by mediation.  As a condition precedent to pursuing any remedy, a Notice of Claim shall be sent to the other party.  The Notice of Claim shall specify the nature of the dispute, controversy, and claim and shall include the name of a proposed independent third party mediator or organization of mediators located in Northern Nevada.  The party receiving the Notice of Claim shall within fifteen (15) calendar days thereafter either suggest an alternative mediator or organization of mediators similarly located or consent to mediate the matter in front of the mediator or organization of mediators so proposed.  The parties shall undertake good faith efforts for a period of thirty (30) calendar days thereafter to appoint a mediator and submit the dispute, controversy and/or claims to mediation. If the mediation attempt is not successful, the matter shall be resolved by binding arbitration.  The parties by mutual consent may elect to have the mediator act as the neutral arbitrator to render a mandatory and binding decision.  If either party objects to having the mediator act as the binding arbitrator, the dispute shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Pending the hearing, the parties shall be entitled to undertake discovery proceedings, including the taking of depositions, submittal of interrogatories, and requests for the production of documents.  In no event shall either party be liable to the other under any legal or equitable theory for special, consequential, exemplary, or punitive damages, including lost of profit, even if the other party has been advised of the possibility of such damages in advance.  In addition to any other right or remedy for a breach, the arbitrator(s) may order an injunction or other equitable relief, and such order may be enforced by an appropriate court.  The parties to the arbitration shall each pay an equal share of the costs and expenses of the arbitration and mediation, and each party shall pay for its respective counsel fees and expenses; provided that the arbitrator(s) may award attorney’s fees and costs to the prevailing party, except as prohibited by law.  The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  Notwithstanding the foregoing, this paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction relating to this Agreement and the agreements incorporated herein by reference.  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

25.       Incorporation of Exhibits.  The exhibits referred to herein are hereby incorporated into this Agreement just as if these exhibits were set forth in full where the reference thereto is made.

26.       Counterparts, Facsimile or PDF Signatures. This Agreement may be executed in counterpart originals, each of which together shall constitute one binding agreement.  An executed signature page sent by fax or in PDF format shall be deemed executed by such party and may be relied upon by the receiving party and by third parties with the same effect as if a complete originally executed document were delivered and received.

Seller:

Black Cat Exploration & Production, LLC
a Texas Limited Liability Company

By /s/ ANTHONY J. MASON
Anthony J. Mason, President

Buyer:

Paxton Energy, Inc.
a Nevada Corporation

By /s/ CHARLES F. VOLK
Charles F. Volk, CEO

Exhibit A:	Mustang Island

Exhibit B:	Options on Oceana and Song

Exhibit A

Mustang Island

All the interest of Seller in the property and assets more particularly described in the Assignment and Bill of Sale dated effective on the 29th of April 2011, between CORE OIL &

GAS, INC., a Delaware corporation and CHALKWELL INVESTMENTS PLC, a company registered in England and Wales, a copy of which has been provided to Buyer, including, without limitation, the interest of the “Buyer” under such Assignment and Bill of Sale in the following oil, gas and mineral leases and associated rights:

(i) that certain State of Texas Oil and Gas Lease No. 108873, covering the South One-Half of the Northwest One-Quarter (S/2 NW/4) of Tract 818-L, Gulf of Mexico, Kleberg County, Texas, containing approximately 720 acres as shown on the Official Map of the Gulf of Mexico now on file in the Texas General Land Office, Austin, Texas, recorded under Document 275297, Volume 391, page 811 of the Official Records of Kleberg County, Texas, and has an effective date of April 1, 2008; and

(1i) that certain State of Texas Oil and Gas Lease No. 108874, covering the North One-Half of the Southwest One-Quarter (N/2 SW/4) of Tract 818-L, Gulf of Mexico, Kleberg County, Texas, containing approximately 720 acres as shown on the Official Map of the Gulf of Mexico now on file in the Texas General Land Office, Austin, Texas, recorded under Document 275297, Volume 391, page 811 of the Official Records of Kleberg County, Texas, and has an effective date of April 1, 2008; and

There being attributable to the foregoing leases an undivided .333333 working interest equal to a 25% net revenue interest

Exhibit B

Options on Oceana and Song

The interest of Seller to acquire the assets and interests, known as:

a)  Song of the Morning, a potential gas development opportunity located in Vanderbilt, Michigan 49795, as identified by the Scmude Oil and Wellmaster leases, which forms part of the shallow Antrim formation, and

b) Oceana Production and/or work-overs located on the Huber Pipeline system, Newayco County and Oceana County, Michigan and comprising Schropp 1-9, Vanderley Millis 1-5, Brown 1-25, Mitchell 3-5, Walsh Country Boy 3-5, Vanerley 3-5, Brown 2-25, Enders 1-30,  Denver & Richards 1-9 (Niagaran and Burnt Bluff), Denver & Richards 1-9 (Traverse), the Schropp 9 Central Processing Facility CPF), the Huber Plant and the Hart 27A MichCon meter Station, all as more particularly described in the Heads of Agreement and Exclusivity Agreement made on the 27th of July 2011 between Nelson Petroleum PLC and Wellmaster Exploration & Production Company LLC, a copy of which has been provided to Buyer.